CERTIFICATE OF FORMATION
OF
GRIDAMERICA HOLDINGS LLC

1.	The name of the limited liability company is GridAmerica Holdings LLC.

2.
The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of GridAmerica Holdings LLC this 27th day of August, 2002.

Timothy E. McAllister
Authorized Person

CERTIFICATE OF CONVERSION
OF
GRIDAMERICA HOLDINGS LLC
A DELAWARE LIMITED LIABILITY COMPANY

This Certificate of Conversion is filed pursuant to Section 265 of the Delaware General Corporation Law (the “GCL”) to convert GridAmerica Holdings LLC, a Delaware limited liability company (the “Converting Entity”) into a Delaware corporation.

1. The Converting Entity was formed on August 27, 2002.

2. The name of the converting entity immediately prior to the filing of this Certificate of Conversion is GridAmerica Holdings LLC.

3. The name of the corporation into which the Converting Entity is being converted, as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) of the GCL, is GridAmerica Holdings Inc.

4. The Converting Entity is a limited liability company organized under the laws of the State of Delaware.

IN WITNESS WHEREOF, GridAmerica Holdings LL has caused this certificate to be signed, under penalties of perjury, by John G. Cochrane, the Senior Vice President of National Grid USA, its sole member, as of December 19, 2002.

National Grid USA

By: John G. Cochrane, Senior Vice President

CERTIFICATE OF INCORPORATION
OF
GRIDAMERICA HOLDINGS INC.

1. The name of the Corporation is GridAmerica Holdings Inc.

2. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 3,000 shares of Common Stock, par value $0.001 per share. The Common Stock shall be issued in one series. All voting rights of the shareholders shall be vested exclusively in the outstanding shares of Common Stock, and each such share shall entitle the holder thereof to one vote per share.

5. The name of the Corporation’s sole incorporator is John G. Cochrane, whose mailing address is 25 Research Drive, Westborough, Massachusetts 01582.

6. The Corporation is to have perpetual existence.

7. In furtherance of, and not in limitation of, powers conferred by statute, it is further provided:

A. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

B. Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

C. The books and records of the Corporation may be kept as such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

8. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

9. Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

10. The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation, and is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the maximum extent permitted by the General Corporation Law of Delaware. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any By-law, agreement, vote of directors or stockholders or otherwise.

11. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation (as it may, from time to time, be amended, altered or changed), and all rights conferred upon stockholders herein are granted subject to this reservation.

The undersigned, John G. Cochrane, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my free act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 19th day of December, 2002.

John G. Cochrane